Exhibit 99.2

Investment Partnership Contract

December 25 , 2023

Attachment 1	List of Partners

Investment Partnership Contract

Pursuant to the provisions of the Civil Code (Act No. 89 of 1896, including subsequent amendments), the parties named in the signature line at the end of this Agreement enter into the following Investment Business Partnership Agreement (hereinafter referred to as the “Agreement”), effective December 25, 2023 (hereinafter referred to as the “Execution Date”), for the purpose of conducting investments for the Portfolio Company (defined below).

Chapter 1 General Provisions

Article 1	Definition

1.	In this Agreement, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

“General Partner”	Partners other than Operating Partners.

“Foreign Partner”	Partners classified as non-residents or foreign corporations under the Income Tax Law.

“Existing Members”	Partners listed in Attachment 1 attached to this contract.

“Existing Fund”
Any partnership, corporation or other organization formed prior to the effective date of the partnership for the purpose of the same or similar business to those of the Partnership's business, in which the unlimited liability member, operating partner, general partner, unlimited liability employee, director or manager or in a similar capacity, or other similar position is held.

“Operating Partner”	Partners who perform the business of the Partnership.

“Financial Instruments Business Ordinance”
Cabinet Office Order on Financial Instruments Business, etc. (Cabinet Office Ordinance No. 52 of 2007, including subsequent amendments).

“Financial Instruments and Exchange Act”
Financial Instruments and Exchange Act (Cabinet Order No. 52 of 2007, including subsequent amendments).

“Order for Enforcement of the Financial Instruments and Exchange Act”
Order for Enforcement of the Financial Instruments and Exchange Act (Cabinet Order No. 321 of 1965, including subsequent amendments).

“Partners”
Those listed in Attachment 1 to this Agreement and those who have joined the Partnership pursuant to Article 29 or Article 30 (excluding members who have withdrawn from the Partnership or transferred the entirety of their status).

“Partners, etc.”	A general term for partners and partners who have withdrawn from the Partnership.

“Partnership Account”
A savings account in the name of the Partnership opened at Sumitomo Mitsui Banking Corporation to be used solely for the business of the Partnership, or any other bank account opened in the name of the Partnership at any time by the Operating Partner and which is notified to the partners.

“Partnership property”	Investments and other assets such as Portfolio Securities acquired through the management of such investments that should belong to the Partnership.

“Partnership Equity”	Equity belonging to the Partners in this Partnership.

“Effective Date”	As defined in Article 2, Paragraph 1.

“Financial Statements, etc.”	A general term for balance sheets, profit and loss statements, business reports, and their supplementary schedules.

“Marketable securities”
Securities listed on a financial instruments exchange prescribed in Article 2, Paragraph 16 of the Financial Instruments and Exchange Act or a similar exchange located in a foreign country or registered in the over-the-counter trading securities registry prescribed in Article 67, Paragraph 11, Article 1 of the same Act or a similar registry reserved in a foreign country.

“Number of Partnership Units”
The number of the units of contribution held by each Partner in the Partnership; provided that for the purpose of calculating a certain percentage of the aggregate Number of Partnership Units of all of the General Partners, the Number of Partnership Units held by any Defaulting Partner is excluded pursuant to Article 10, Paragraph 5. If this Agreement requires that a certain ratio to the aggregate Number of Partnership Units of all of the General Partners be satisfied, such ratio may be satisfied by aggregating the Number of Partnership Units of more than one General Partner.

“Unpaid Capital Commitment”	The amount of the Capital Commitment which remains unpaid; provided that if such amount is changed pursuant to the provisions of this Agreement, the changed amount.

“Commitment Period”	The period from the Effective Date to September 30, 2024 (or, if the Commitment Period ends earlier pursuant to the provisions of this Agreement, to the date on which it ends).

“Capital Commitment”
The amount each member has promised to invest in the Association based on Article 8, Paragraph 2. However, if the promised investment amount is increased or decreased in accordance with the provisions of this agreement, the amount shall be the amount after such increase or decrease.

“Capital Contribution”	The total amount of the Capital Commitment that is actually contributed by each Partner to the Partnership pursuant to the provisions of Article 8, paragraph 3.

“Succession Fund”	Any partnership, company, or other organization whose purpose is the same or similar to the Partnership's business.

“Competent Financial Services Agency Commissioner, etc.”
The Commissioner of the Financial Services Agency, etc. pursuant to the Article 1, Paragraph 4, Item 4 of the Financial Instruments Business Ordinance.

“Corporate Tax Act”	Corporate Tax Act (Act No. 33 of 1965, including subsequent amendments).

“Disposition Profit”	Money obtained from disposing of Portfolio Securities, etc.

“Disposition, etc.”	The act of selling or other forms of disposal, redemption, cancellation, purchase, refund, or payment.

"New Partner"	A person who newly joins the Partnership in pursuant to Article 30, Paragraph 1.

"Special Taxation Measures Act"	Special Taxation Measures Act (Act No. 26 of 1950, including subsequent amendments).

"Order for Enforcement of the Special Taxation Measures Act"
Order for Enforcement of the Special Taxation Measures Act (Cabinet Order No. 43 of 1955, including subsequent amendments).

“Other Profit”	Funds related to dividends, interest, license fees, and other profit related to Portfolio Securities, etc. (excluding those included in disposition profits).

“Withdrawing Partner”	A Person who used to be a Partner and has withdrawn pursuant to Article 31.

“Capital Call”	As defined in Article 8, Paragraph 4.

“Capital Call Notice”	As defined in Article 8, Paragraph 4.

“Qualified Institutional Investor”	A qualified institutional investor as defined in Article 2, Paragraph 3, Item 1 of the Financial Instruments and Exchange Act.

“Applicable Laws and Regulations, etc.”
Japanese and foreign laws, orders, rules, regulations, guidelines, and other equivalent provisions (including FATCA/CRS) applicable to the Partnership and its Partners and their officers, officials, employees, or agents with respect to the Partnership and its business.

“Portfolio Company”	Refers to Pono Capital Two, Inc., Pono Two Merger Sub, Inc., or SBC Medical Group Holdings Incorporated.

“Portfolio Securities, etc.”	Shares, interests, share purchase warrants, acquired or to be acquired by the Partnership pursuant to Article 6.

“Investment Amount”	The total amount of the acquisition prices of all of the Portfolio Securities that have been acquired by the Partnership at any given time.

“Initial Closing Date”	As defined in Article 8, Paragraph 3.

“Special Profit”	Any profit and other funds resulting from the Partnership Assets that are not included in the Disposition Profits or Other Profits.

“Specially Permitted Businesses Investor”
An investor eligible for specially permitted businesses as defined in Article 17, Paragraph 12, Item 2 of the Order for Enforcement of the Financial Instruments and Exchange Act.

“Semi-annual Financial Statements, etc.”
A general term for interim balance sheets, interim statements of income or loss and semi-annual business reports, and their supplementary schedules.

“Anti-social Forces”	A person falling under any of the following items:

①	Organized Crime Group

②	Organized Crime Group Member

③	A person for whom five years have not passed since he/she ceased to be a member of an Organized Crime Group

④	Quasi Organized Crime Group Member

⑤	Organized Crime Group-associated Company

⑥	corporate extortionists (sokaiya to, meaning persons who are likely to engage in Violent and Unlawful Acts seeking unfair benefits from corporations and thereby threaten the safety of civil society);

⑦
rogue person or group proclaiming itself as a social activist (shakai undo hyobo goro, meaning persons pretending or proclaiming themselves to be social or political activists, who are likely to engage in Violent and Unlawful Acts seeking unfair benefits and threatening the safety of civil society);

⑧
organized special intellectual crime group (tokushu chinou boryoku shudan to, meaning groups or persons other than those set forth in items ① to ⑦ who constitute the core of a structural evil by using power of an Organized Crime Group based on a relationship with an Organized Crime Group, or by having financial relations with an Organized Crime Group); or

⑨	any other persons considered to be analogous to any of item ① to item ⑧.

“Indemnified Party”	As defined in Article 17.

“Disqualified Investor”	A person who falls under any of sub-items (a) to (c) of the Financial Instruments and Exchange Act.

“Defaulting Partner”	As defined in Article 10, Paragraph 5.

“Distributable Amount”	As defined in Article 24, Paragraph 3, Item 1.

“Corporate Tax Act”	Corporation Tax Act (Act No. 34 of 1965, including subsequent amendments).

“Organized Crime Group (boryokudan)”
An organized crime group as defined in Article 2(ii) of the Antiorganized Crime Group Act (meaning a group whose members (including members of its affiliated group) collectively or regularly encourage Violent and Unlawful Acts).

“Organized Crime Group Member (boryokudan-in)”:
An organized crime group member as defined in Article 2(vi) of the Anti-organized Crime Group Act (meaning a member of an Organized Crime Group).

“Organized Crime Group-associated Company (boryokudan kankei kigyo)
A company in which an Organized Crime Group Members are substantially involved in management, a company managed by Quasi Organized Crime Group Members or former Organized Crime Group Members which actively cooperates with or are involved in the maintenance or operation of an Organized Crime Group, including funding to an Organized Crime Group, or a company which cooperates in the maintenance or operation of an Organized Crime Group by actively using it as it conducts business.

“Quasi Organized Crime Group Member (boryokudan jun koseiin)”
A person, other than an Organized Crime Member, who maintains a relationship with an Organized Crime Group, and who (i) is likely to engage in Violent and Unlawful Acts based on the power of an Organized Crime Group, or (ii) cooperates or is involved with the maintenance and operation of an Organized Crime Group, including providing money, weapons, etc. to an Organized Crime Group or Organized Crime Group Member.

“Anti-organized Crime Group Act”	The Act on Prevention of Unjust Acts by Organized Crime Groups (Act No. 77 of 1991, as amended).

“Violent illegal acts, etc.”	Violent and unlawful acts as defined in Article 2(1) of the Anti-organized Crime Group Act.

“Portfolio Investment”	Any investment to be made, or made, in any Portfolio Security, etc.

“Partnership”	A Partnership that will be formed under this Agreement under the Civil Law.

“Agreement”	As defined in the preamble.

“Partnership Period”	As defined in Article 7, Paragraph 2.

“Execution Date”	As defined in the preamble.

“Equity Amount”
With respect to each partner, the adjusted amount of their Capital Contribution considering the performance of their investment, either increased or decreased by the profit or loss allocated to that partner in accordance with Article 23 for each fiscal year, and further adjusted by subtracting the amount of money or investment securities distributed to that partner as per the provisions outlined in this Agreement.

“FATCA/CRS”
Regarding the Internal Revenue Code of the United States (Internal Revenue Code of 1986, including subsequent amendments) Sections 1471 to 1474, and related agreements between the Japanese and American government authorities (including the 'Statement of Mutual Cooperation and Understanding between the United States Department of the Treasury and Japanese Authorities for the Enhancement of International Tax Compliance and the Facilitation of FATCA Implementation' dated June 11, 2013, and the 'Additional Statement Amending a Portion of the Statement for Mutual Cooperation and Understanding between the United States Department of the Treasury and Japanese Authorities for the Enhancement of International Tax Compliance and the Facilitation of FATCA Implementation' dated December 18, 2013), as well as the Common Reporting Standard (CRS) for the automatic exchange of financial account information for non-residents among nations established by the Organization for Economic Co-operation and Development

(OECD), and related laws (including the Act on Special Measures Concerning Taxation (No. 46 of 1969, including subsequent amendments) accompanying the implementation of tax treaties, income tax laws, corporate tax laws, and local tax laws, as well as the enforcement ordinances of said laws (Cabinet Order No. 335 of 1987, including subsequent amendments), and ministerial ordinances related to the enforcement of said laws (Ministry of Finance and Ministry of Home Affairs Ordinance No. 1 of 1969, including subsequent amendments), or agreements between authorities of various countries.

2.	All references to time in this Agreement shall be references to Japan time.

3.	Any reference to any fee, cost or expense in this Agreement shall exclude consumption tax, value-added tax or any similar tax to be imposed thereon.

Article 2	Establishment and Operating Partners

1.
The partners have each agreed to make investments and operate a joint business as stipulated in this agreement and will establish this partnership as a voluntary partnership based on Article 667 of the Civil Code on December 25, 2023 (hereinafter referred to as the “Effective Date”).

2.
Upon formation of the Association, the members will elect ZUU Funders Co., Ltd., whose main office is located on the 9th floor of Sumitomo Fudosan Aobadai Tower, 3-6-28 Aobadai, Meguro-ku, Tokyo, as the Operating Member.

3.	Changes in the status of Operating Members after the formation of the Partnership shall be as stipulated in Chapter 10.

Article 3	Name

The name of the Partnership shall be “ZUU ターゲットファンドfor SBC Medical Group HD 投資事業組合”. Its English name shall be “ZUU Target Fund for SBC Medical Group HD Investment Partnership”

Article 4	Location

1.	The office of the Partnership’s office is 9th floor of Sumitomo Fudosan Aobadai Tower, 3-6-28 Aobadai, Meguro-ku, Tokyo.

2.
The Operating Partner may change the address of the Partnership in its discretion. If the Operating Partner has changed the address of the Partnership, it shall give a written notice of such change to the Partners without delay.

Article 5	Partner

1.	The names and addresses of the Partners and their designation as General Partner or Operating Partner shall be as specified in Exhibit 1 attached hereto.

2.
If any change has occurred to any of the matters specified in Exhibit 1 or the signature column attached hereto in relation to any Partner other than the Operating Partner, such Partner shall promptly give a written notice of such change to the Operating Partner.

3.
If a notice is given pursuant to the preceding paragraph or Article 35 or any change to any of the matters specified in Exhibit 1 attached hereto occurs on the part of the Operating Partner, the Operating Partner shall promptly revise Exhibit 1 attached hereto and send a copy of the revised Exhibit 1 to the Partners.

Article 6	Businesses of the Partnership

The Partners agree to jointly engage in all or any of the businesses set forth in following items as the businesses of the Partnership:

①	Acquisition and possession of shares, equity interests, or stock acquisition rights (limited to those with Redemption Rights and Price Protection) issued by the Portfolio Company.

②	Management of surplus funds during business through deposits with banks and other financial institutions (including foreign banks and other financial institutions)

Article 7	Effective Date of This Agreement and Term of the Partnership

1.	This Agreement shall become effective as of the Effective Date.

2.
The term of the Partnership (the “Partnership Period”) shall be from the Effective Date to September 30, 2024; provided, however, that the Operating Partner may extend the Partnership Period for up to 1 year from the day immediately following the expiration date of such term for up to three months on a case-by-case basis with the approval of the General Partners holding the Number of the Partnership Units equal to two-thirds or more of the aggregate Number of the Partnership Units of all of the Partners.

Chapter 2 Capital Contributions

Article 8	Capital Contributions

1.	The amount of one unit of contribution to the Partnership shall be 10,000 dollars.

2.
A Partner agrees to make contributions to the Partnership pursuant to the provisions of Paragraph 3 of this Article, up to the amount obtained by multiplying its Number of Partnership Units specified in Exhibit 1 attached hereto by the amount of one unit of contribution prescribed in the preceding paragraph.

3.
A Partner shall pay an amount equal to 100% of its Capital Commitment in cash by remittance to the Partnership Bank Account no later than the date as designated by the Operating Partner in writing within 20 days from the Effective Date (the “Initial Closing Date”).

Article 9	Additional Contributions and Refund of Contributions

1.	No Partner shall be obligated to make contributions to the Partnership other than the contributions required under this Chapter, except that all Partners consent.

2.
Except for the distribution of the Partnership Assets pursuant to Article 24 and the refund of its interest to Withdrawing Partners pursuant to Article 34, no contribution shall be refunded to any Partner for any reason during the Partnership Period.

Article 10	Failure to Make Contributions, etc.

1.
Any Partner who fails to perform any payment obligation under this Agreement shall pay to the Partnership a late fee on the unpaid balance of such amount at 14.6% per annum (prorated on the basis of a 365-day year) for the period from the day immediately following the day such payment is due to the day full payment for the amount payable is actually made.

2.
If the Partnership or any Partner suffers damages or losses due to any Partner’s failure to perform any payment obligation under this Agreement, the defaulting Partner shall indemnify the Partnership or the other Partner for all damages or losses suffered by them due to such failure.

3.	No Partner may refuse to perform its payment obligation due to the failure of another Partner to perform its payment obligations.

4.
If any Partner fails to make a contribution to the Partnership, the Operating Partner may require all of the non-defaulting Partners, by giving 14 days prior written notice, to make pro rata contributions of the amount of such unpaid contribution pursuant to the provisions of Article 8, Paragraph 3 no later than the date designated by the Operating Partner; provided that no non-defaulting Partner will be required to make contribution that exceeds its Unpaid Capital Commitment.

5.
If any General Partner fails to perform any payment obligation under this Agreement, the Operating Partner shall give notice in writing of such failure to such General Partner. If the General Partner fails to make such payment within 30 days after receipt of such notice, the General Partner shall be deemed a “Defaulting Partner” upon the Operating Partner so notifying. The Operating Partner may, in its discretion, take one or more of the following measures against a Defaulting Partner:

①
Notwithstanding anything herein to the contrary, to deny the Defaulting Partner’s right to exercise its voting rights at any meeting of Partners with respect to its Partnership Interest and to otherwise exclude it from the calculation of any voting ratio required to make a decision based on the Number of Partnership Units and based on the Percentage Interests;

②	To exclude the Defaulting Partner from participating in any future Portfolio Investment and from making contributions for that purpose;

③
To forfeit the distributions payable to the Defaulting Partner less any expenses borne by it except for the portion which constitutes a refund of contributions. Such forfeited amount shall be distributed among the other Partners on a pro rata basis pursuant to the ratio of distribution of the Partnership Assets set forth in Article 24, Paragraph 2; and

④
To reduce the ratio of distribution from the Partnership Asset to a Defaulting Partner by up to 50%. The amount so reduced shall be distributed among the other Partners on a pro rata basis pursuant to the ratio of distribution of the Partnership Assets set forth in Article 29, Paragraph 2.

 Chapter 3 Conduct of Partnership Business Affairs

Article 11	Authority of Operating Partners

1.
In order to perform the business of the Partnership set forth in Article 6, the Operating Partner will conduct, in the name of the Partnership, the business affairs set forth in the following items and other affairs of the Partnership and will represent the Partnership in a court and outside of a court:

①	Management, administration and disposition of the Partnership Assets;

②	Exercise of voting rights of Portfolio Securities and other rights of the Partnership Assets;

③
Appointment of, consultation with, and assignment to, lawyers, certified public accountants, tax accountants, appraisers, advisors and other professionals as required for the affairs of the Partnership;

⑤	Matters concerning distribution of the Partnership Assets and refunds of the Partnership Interests;

⑥	Matters concerning accounting of the Partnership, including preparation and keeping of accounting books and records;

⑦	Matters concerning payment of expenses, costs, fees and other liabilities to be borne by the Partnership in connection with the business of the Partnership; and

⑧	Any other matters necessary for the accomplishment of the business purposes of the Partnership.

2.	The Operating Partner may borrow money or provide the Partnership Assets as collateral for third parties on behalf of the Partnership.

3.	The Operating Partner may delegate a part of the business affairs of the Partnership to the person it considers to be appropriate in its discretion.

Article 12	Duty of Care of the Operating Partner

The Operating Partner shall conduct its business affairs with the care of a good manager in accordance with laws and regulations and the business purposes of the Partnership, and shall faithfully manage the Partnership's assets for the benefit of the Partners.

Article 13	Power of the General Partners

1.	No General Partner shall have any power to conduct any business affairs of the Partnership or to represent the Partnership.

2.
No General Partner may give the Operating Partner any instructions on the exercise of voting rights of the Portfolio Securities. If any General Partner exercises the voting rights of any Portfolio Securities in violation of Article 11, the other Partners may not ratify such exercise of voting rights.

3.
A General Partner may, at its own cost, inspect, or make copies of, the documents set forth below after giving prior written notice to the Operating Partner during the business hours of the Operating Partner:

①	Accounting books and records set forth in Article 20, Paragraph 3;

②	Financial Statements set forth in Article 21(1) and Semi-annual Financial Statements set forth in Article 21(2);

4.
A General Partner may appoint an accounting firm or certified public accountant at its cost to audit the financial status of the Partnership or the Operating Partner’s management of the Partnership’s business affairs by giving prior written notice to the Operating Partner; provided, however, that if, as a result of such audit, any material error is discovered in the Partnership’s accounting, the General Partner may charge the Partnership for the reasonable expenses of such audit.

5.
A General Partner may from time to time make inquiries in writing to the Operating Partner regarding the financial status of the Partnership or the Operating Partner’s management of the Partnership’s business affairs. In such case, the Operating Partner shall reply to such inquiries within 30 days in an appropriate manner.

Article 14	Partner’s Meeting

1.
The Operating Partner shall convene a meeting of the Partners promptly after sending the Financial Statements to the Partners pursuant to Article 25, Paragraph 1 (but no later than 30 days after the end of each business year).

2.
If the Partners holding a Number of Partnership Units equal to two-thirds or more of the aggregate Number of Partnership Units of all of the General Partners request that a meeting be convened or if the Operating Partner from time to time determines a meeting to be necessary, the Operating Partner shall convene a meeting of the Partners by giving written notice to the Partners 14 days prior to the date of the meeting.

3.
The Operating Partner shall report the management of the Partnership and the status of investment of the Partnership Assets at a meeting of the Partners. The Partners may express their opinions to the Operating Partner as to the management of the Partnership and the status of investment of the Partnership Assets.

Article 15	Conflicts of Interest

1.
A General Partner may (i) engage in business that is the same or similar to that of the Partnership a (ii) become a partner (including an operating partner), member (including an unlimited liability member), shareholder, equity investor, director or manager of any other partnership (including a partnership under the Civil Code, an Investment

Limited Partnership, a anonymous partnership (tokumei kumiai), a general partnership, a limited partnership or other similar partnership; the same applies in this Article), company or other entity whose business purposes are the same or similar to those of the Partnership.

2.
The Operating Partner may not engage in any business that is the same or similar to that of the Partnership nor operate or manage any other partnership, company or Successor Fund as a operating partner, unlimited liability member, director or manager or in a similar capacity, until the earlier of the time at which the sum of the Investment Amount and the amounts of Capital Contributions appropriated to the expenses of the Partnership and the management fees reaches 60% of the total Capital Commitments of all Partners or (ii) the expiration of the Commitment Period, except where the relevant act is approved by the General Partners holding a Number of Partnership Units equal to 50% or more of the aggregate Number of Partnership Units of all of the General Partners.

3.
Notwithstanding the preceding paragraph, the Operating Partner shall not be prohibited from managing and operating an Existing Fund in its capacity as a operating partner, unlimited liability member, director or manager or in a similar capacity of such entity.

4.
If the Operating Partner operates and manages any Predecessor Fund or Successor Fund in its capacity as operating partner, unlimited liability member, director or manager or in a similar capacity, the Operating Partner may allocate investment opportunities among the Partnership, the Predecessor Fund and the Successor Fund as the Operating Partner in its discretion deems appropriate.

5.	The General Partners may engage in transactions with the Partnership for itself or any third party

6.	The Operating Partner may not engage in the following transactions:

①
Investment of the Partnership Assets for the purpose of conducting a transaction with the Operating Partner (including officers and employees as defined in Article 2, Item 15 of the Corporate Tax Act if the Operating Partner is a corporation)

②
Investment of the Partnership Assets for the purpose of conducting a transaction with funds or other assets managed by the Operating Partner on behalf of holders of rights set forth in Article 42, Paragraph 1 of the Financial Instruments and Exchange Act.

③	Engaging in transactions with the Partnership on behalf of itself or any third party (excluding transactions in items ① and ② of this paragraph).

7.
Notwithstanding the provisions of items ① of the preceding paragraph, the Operating Partner may engage in the management of Partnership Assets, which involves conducting transactions that meet all the requirements in accordance with Article 128, Item 2 of the Financial Instruments and Exchange Business Ordinance, with the approval of at least half of all General Partners holding the Number of Partnership Units equal to 75% or more of the total Number of Partnership Units held by all of the General Partners and other requirements set forth in the said item(If a General Partner who does not consent to such transactions makes a request within 20 days after the date on which the General Partner received the details of such transactions and the reasons for such transactions, the Partnership shall purchase the Partnership Equity held by such General Partner with the Partnership Assets at a fair price by the date on which 60 days have elapsed from the date of such transactions), or the management of the assets of the Partnership to the extent that such transactions are approved by the Competent Financial Services Agency Commissioner, etc. as set forth in Item 3 of the same Article shall not be precluded.

8.
Notwithstanding the provisions of Item 2 of Paragraph 6 of this Article, the Operating Partner shall (i) conduct transactions that satisfy all of the requirements set forth in that item pursuant to Article 129, Paragraph 1, Item 1 of the Financial Instruments Business Ordinance; and (ii) conduct transactions that satisfy all of the requirements set forth in that item, with the approval of at least half of all General Partners holding the Number of Partnership Units equal to 75% or more of the total Number of Partnership Units held by all of the General Partners, pursuant to Item 2 of the same Paragraph(If a General Partner who does not consent to such transactions makes a request within 20 days after the date on which the General Partner received the details of such transactions and the reasons for such transactions, the Partnership shall purchase the Partnership Equity held by such General Partner with the Partnership Assets at a fair price by the date on which 60 days have elapsed from the date of such transactions), (iii)conducting transactions that satisfy all of the requirements set forth in Item 3 or 4 of said paragraph, with the approval of General Partners holding the Number of Partnership Units equal to two-thirds or more of the total Number of Partnership Units held by all of the General Partners, or (iv) the management of the assets of the Partnership to the extent that such transactions are approved by the Competent Financial Services Agency Commissioner, etc. as set forth in Item

6 of the same Article shall not be precluded.

9.
Notwithstanding the provisions of Item ③ of Paragraph 6 of this Article, if the General Partners has been given an opportunity to state their opinions or provide advice in advance, the Operating Partner may conduct transactions with the Partnership (excluding transactions stipulated in Items ① and ② of the same Paragraph) on its own behalf or on behalf of a third party. Furthermore, the Operating Partner shall not be bound by the General Partner's opinion or advice pursuant to this Paragraph.

10.
If the Operating Partner seeks consent pursuant to Paragraphs 7 and 8 of this Article or gives the General Partner an opportunity to state its opinion or provide advice pursuant to Paragraph 9 of this Article, the Operating Partner shall, in each case, notify the General Partner in writing in advance of the details of such transaction (including the subject of the transaction and its value).

Chapter 4 Partners’ Liabilities

Article 16	Liabilities to Third Parties for Partnership’s Debts

The Partnership’s debts shall be repaid by the Partner out of the Partnership Assets; provided, however, that the Partner shall not be relieved from liabilities to repay such debts out of its own assets.

Article 17	Indemnification out of Partnership Assets

If (i) any Partner or any of its directors, auditors, executive officers, employees, agents or shareholders, or (ii) any member of the Advisory Board (collectively, the “Indemnified Parties”) incurs expenses or suffers damages or losses (including repayment of the debts of the Partnership out of its own assets) in connection with the businesses or affairs of the Partnership (including advice or guidance to a Target Company and performance of duties as a director of a Target Company), the Indemnified Party shall be entitled to be indemnified out of the Partnership Assets; provided, however, that if an Indemnified Party incurs or suffers expenses, damages or losses due to its willful misconduct or gross negligence, the Indemnified Party shall not be entitled to be so indemnified.

Chapter 5 Management and Administration of Partnership Assets

Article 18	Management of Partnership Assets

1.	Executive partnership members shall manage Partnership Assets by acquiring Portfolio Securities, etc. of the Portfolio Company.

2.	The Operating Partner may not use any Disposition Profit or Other Profit to make a Portfolio Investment.

3.
When the Operating Partner makes a Portfolio Investment, the Operating Partner shall enter into an investment agreement with the relevant Portfolio Company on such terms and conditions as the General Partner determines to be appropriate for such Portfolio Investment.

4.	The Operating Partner shall manage surplus funds in the manner set forth in Article 6, Item 2.

5.
In addition to the provisions of the preceding paragraphs, any and all matters concerning management, administration and disposition of the Partnership Assets, including the timing and manner of investments, the timing and manner of disposition of a Portfolio Security and exercise of share purchase warrants, shall be determined by the General Partner in its discretion.

6.	When the Operating Partner has made a Portfolio Investment, it shall, without delay, notify each Partner in writing of the following matters:

①	Outline summary of the Portfolio Company that is the subject of such Portfolio Investment;

②	Type and number of the Portfolio Securities relating to such Portfolio Investment; and

③	Matters concerning custody or administration thereof and any other appropriate matters for such Portfolio Investment.

7.
A General Partner may express its opinion to the Operating Partner in respect of the selection of a Portfolio Security or management of the Partnership Assets. The Operating Partner shall not be bound by any opinion of the General Partners under this paragraph.

Article 19	Administration of Partnership Assets

1.
The Operating Partner shall manage the funds contributed pursuant to this Agreement in a manner that meets the standards set forth in Article 40-3 of the Financial Instruments and Exchange Act and Article 125 of the Financial Instruments and Exchange Business Ordinance, by segregating the assets of the Operating Partner from its own assets and other assets related to other businesses conducted by the Operating Partner. In addition, the Operating Partner shall manage the assets of the Partnership in a manner that meets the standards set forth in Article 42-4 of the Financial Instruments and Exchange Act and each Paragraphs of Article 132 of the Financial Instruments and Exchange Business Ordinance, by segregating the assets of the managing partner from the assets owned by the managing partner and other assets under management.

2.
When the Operating Partner has acquired any Partnership Assets, the Operating Partner shall promptly take necessary procedures to change the name under which such assets are held and otherwise to perfect the acquisition of such assets.

3.	Receipt, deposit and payment of cash belonging to the Partnership Assets shall be made through the Partnership Bank Accounts.

4.	In addition to the foregoing, the Partnership Assets shall be administered in such manner as the Operating Partner in its discretion deems appropriate, in accordance with laws and regulations.

Chapter 6 Accounting

Article 20	Accounting

1.
The business year of the Partnership shall commence on December 1 of each year and end on November 30 of the following year; provided that the first business year shall commence on the Effective Date and end on November 30, 2024.

2.	The Operating Partner shall use accounting procedures as prescribed by accounting principles generally accepted in Japan.

3.	The Operating Partner shall prepare and keep accurate accounting books and records with respect to any transactions concerning the business of the Partnership.

Article 21	Preparation of Financial Statements and Sending thereof to Partners

1.
For each business year, the Operating Partner shall prepare, as prescribed by accounting principles generally accepted in Japan, Financial Statements, etc. for that business year, the Operating Partner shall send the Financial Statements, etc. to the Partners within three months after the end of the relevant business year.

2.	Promptly after the first half of each business year, the Operating Partner shall prepare, and send to the Partners, Semi-

annual Financial Statements, etc.

3.
For each business year, the Operating Partner shall prepare an Investment Report as stipulated in Article 42-7, Paragraph 1 of the Financial Instruments and Exchange Act for each business year and send it to the partners together with the financial statements, etc. as stipulated in Paragraph 1 of this Article. The Reporting Period covered by the Investment Report as stipulated in Article 134, Paragraph 1, Article 1 of the Financial Instruments Business Ordinance shall be six months.

4.
The Operating Partner shall include the matters listed in each item of Article 134, Paragraph 1 of the Financial Instruments Business Ordinance in the Investment Report described in the preceding paragraph. However, out of the matters listed in each item of the said paragraph, the trade name, name of the counterparty of the Acts of Financial Instruments Transaction during the Reporting Period, as listed in Item 3(c), need not be specified if the consent for such statement cannot be obtained from the counterparty.

5.
When the Operating Partner sends to each Partner the Financial Statements pursuant to Paragraph 1 of this Article, the Operating Partner shall, concurrently therewith, provide information concerning profits, expenses, assets and liabilities, etc. allocated to the General Partner as it reasonably requires for its tax return in such manner as the Operating Partner in its discretion deems appropriate at their discretion

6.
The Operating Partner shall keep the Financial Statements, together with this Agreement and an opinion regarding the audit of the Financial Statements, at the principal office of the Partnership for five years.

Chapter 7 Interests In and Distribution of Partnership Assets

Article 22	Ownership of Partnership Assets

1.	The Partnership Assets shall be co-owned by the Partners.

2.	No Partner may request a partition of the Partnership Assets prior to the completion of the liquidation procedures of the Partnership.

Article 23	Allocations of Gains and Losses

1.	At the end of each business year, gains and losses resulting from the business of the Partnership shall be allocated to each Partner in proportion to its Capital Contribution.

2.
Notwithstanding the preceding paragraph, in the event of an allocation to the Operating Partners pursuant to Article 24, Paragraph 3, Article 2 (including cases in which the allocation is withheld at the discretion of the Operating Partners pursuant to the proviso clause in Paragraph 2 of the same article), the profits equivalent to such allocation amount shall belong to the Operating Partners and the profits excluding such allocation amount shall be attributed to each partner in accordance with the preceding paragraph.

Article 24	Distribution of Partnership Assets

1.	Unless prescribed in this Agreement, no Partner or Withdrawing Partner may request a distribution of the Partnership Assets prior to the dissolution of the Partnership for any reason.

2.
In accordance with the provisions below, the Operating Partner shall determine the distribution amounts in accordance with the following items at such time as the Operating Partner in its discretion determines and shall distribute, in cash, to the Partners, their respective share of the Partnership Assets or in the case of a Withdrawing Partner, their respective Interest Amount at the time of the withdrawal of such Withdrawing Partner; provided, however, that the Operating Partner may, in its discretion, withhold distributions under this Article if they are required to pay expenses of the Partnership, management fees payable to the Operating Partner, liabilities of the Partnership or taxes and other public duties.

①
If the Operating Partner receives Disposition Profits from a Disposition of Portfolio Securities, the Operating Partner shall distribute the balance of such Disposition Profit after the deduction of: the sum of costs and expenses, if any, and taxes and other public duties, if any, required for the Disposition and expenses of Partnership, if any, due and payable at the time of the Disposition; and the amount of any incentive fee, if any, pursuant to Paragraph 3 of this Article, on such date as the Operating Partner, in its discretion, designates within 2 months from receipt of such funds.

②
If the Operating Partner receives Other Profits in respect of Portfolio Securities, the Operating Partner shall distribute the balance of Other Profits after the deduction of the sum of costs and expenses, if any, and taxes and other public duties, if any, required to receive such Other Profits and expenses of Partnership, if any, due and payable at the time of the receipt of such Other Profits; and the amount of any incentive fee, if any, pursuant to Paragraph 3 of this Article, on such date as the Operating Partner, in its discretion, designates within 2 months from the end of the business year in which the day of receipt of such funds falls.

③
If the Operating Partner receives any Special Profits, the Operating Partner shall not be required to distribute such Special Profits at the time when it is received and may distribute funds in portions of the Special Profits that the Operating Partner deems, in its discretion, appropriate, on such date as the Operating Partner, in its discretion, designate.

3.	The distribution of Disposition Profits or Other Profits set forth in Paragraph 2, Items ① or ② of this Article shall be made in the order of priority and in the manner provided below:

①
First, 100% of the distributable amount shall be distributed to the partners, etc. until the total of the cumulative amount of distributions of partnership assets made to all partners, etc. up to such distribution pursuant to this Paragraph and the amount to be distributed to all Partners, etc. pursuant to the preceding paragraph in such distribution (the "Distributable Amount") equals the total of the amount of Capital Contribution made by all Partners, etc.

②
Second, if there is any remaining amount after deducting the distribution amount set forth in the preceding item from the Distributable Amount, with respect to the portion of such remaining amount until the aggregate amount of the distribution amount pursuant to Items ① and this Item, it shall be distributed as below:

(i)
If the amount reaches up to twice the amount of Capital Commitment of all Partners, etc., 20% of such amount shall be distributed to the Operating Partner and 80% of such amount shall be distributed to the Partners, etc.;

(ii)
if the amount exceeds twice the amount, up to three times the amount of Capital Commitment of all Partners, etc., 30% of such amount shall be distributed to the Operating Partner and 70% of such amount shall be distributed to the Partners, etc.;

(iii)
if the amount exceeds three times the amount, up to four times the amount of Capital Commitment of all Partners, etc., 40% of such amount shall be distributed to the Operating Partner and 60% of such amount shall be distributed to the Partners, etc.;

(iv)
if the amount exceeds four times the amount, up to five times the amount of Capital Commitment of all Partners, etc., 50% of such amount shall be distributed to the Operating Partner and 50% of such amount shall be distributed to the Partners, etc.;

(v)
if the amount exceeds five times the amount, up to six times the amount of Capital Commitment of all Partners, etc., 60% of such amount shall be distributed to the Operating Partner and 30% of such amount shall be distributed to the Partners, etc.;

(vi)
if the amount exceeds six times the amount, up to seven times the amount of Capital Commitment of all Partners, etc., 70% of such amount shall be distributed to the Operating Partner and 30% of such amount shall be distributed to the Partners, etc.; and

(vii)
if the amount exceeds seven times the amount of Capital Commitment of all Partners, etc., 80% of such amount shall be distributed to the Operating Partner and 20% of such amount shall be distributed to the Partners, etc.

4.
In the event of a distribution to Partners pursuant to this Article, the Operating Partner shall, without delay, notify in writing each Partner to whom such distribution is made (i) a statement of funds to be distributed from the proceeds of disposition, an outline of the business of the Portfolio Business with respect to such distribution, the reason for distribution and any other matter that the Operating Partner deems appropriate, and (ii) with respect to a distribution of Other Profits or Special Profits, a statement of the profits, the reason for the distribution and any other matter that the Operating Partner deems appropriate.

5.	When distributing Partnership Assets as set forth in this Article, the Operating Partner may, in its discretion, adjust any fractional amount as it deems appropriate.

6.	The Partnership Assets distributed pursuant to this Article shall become each Partner’s own assets from the day immediately following the day of distribution.

7.	The General Partner shall not be liable for any fluctuation in price of distributed assets occurred after its distribution, for any reason.

Article 25	Taxes and Other Public Duties

1.
The taxes and other public duties imposed on each Partner in connection with the business of the Partnership shall be borne by each Partner and shall not be paid out of the Partnership Assets; provided, however, that the Operating Partner may pay any tax or other public duty imposed due to a Disposition of Partnership Assets out of the Partnership Assets to the extent that such tax or other public duty is to be borne by each Partner in proportion to its Interest Amount.

2.
If any competent administrative agency requests that a Partner submit documents, materials, certificates or similar items in connection with taxes and other public duties imposed on such Partner in connection with the business of the Partnership, the Operating Partner shall, as appropriate, prepare these documents in such form as the Partner requires and send them to the Partner; provided, however, that the Operating Partner may charge the Partner for the expenses that are necessary to prepare and send them in such a manner as it deems appropriate in its discretion.

3.
If any Partner, etc. fails to pay its taxes and other public duties in connection with the business of the Partnership without any justifiable reason, or the Operating Partner reasonably determines that the Operating Partner or the Partnership is required by applicable laws to withhold taxes with respect to any Partner, etc. or pay any taxes and other public duties (including tax payments required by an amendment notice, determination notice, tax payment notice and any other tax assessment issued by a Japanese tax authority) on behalf of or with respect to any Interested Partner, the Operating Partner may, in making a distribution pursuant to Article 24, in its discretion, deduct cash or property that is to be distributed to such Interested Partner by an amount equal to such unpaid amount or amount paid from the Partnership Assets to be distributed to such Interested Partner and sell such property in such a manner as the Operating Partner in its discretion deems appropriate, and pay such taxes and other public duties. In such case, the Operating Partner may make such withholding or payment of taxes or other public duties and collect cash or property in the same manner. Upon request of the Operating Partner, the Partner, etc. shall immediately pay to the Operating Partner the amount necessary for payment of such taxes or other public duties or if the Operating Partner has already made such payment, the amount paid by the Operating Partner, together with interest at 14.6% per annum for the period from the date of payment by the Operating Partner until the date of actual payment by the Partner, etc. prorated on the basis of a 365-day year. These payments shall not be treated as part of any contribution to the Partnership. The Operating Partner shall not be liable for its determinations under this paragraph (including the determination, manner or results of any sale)

4.
A Foreign Partner represents and warrants that it is not treated as having a permanent establishment for the purpose of the tax laws of Japan for any reason other than its status as a Partner and that it would fall under the category of not having domestic source of income set forth in Article 161, Paragraph 1, Item 1 of the Income Tax Act or domestic source of income set forth in Article 138, Paragraph 1, Item 1 of the Corporate Tax Act if such Foreign Partner did not conduct any business in Japan pursuant to this Agreement. If it is discovered that such representation and warranty is not true or correct or if a Foreign Partner has failed to satisfy, or is likely to fail to satisfy, any of the requirements set forth in Article 41-21(1) of the Act on Special Measures Concerning Taxation, the Foreign Partner shall immediately notify the Operating Partner of such fact in writing. For the purpose of withholding in connection with distributions of the Partnership Assets, the Operating Partner shall not be liable to the Partnership or the Partners, etc. for the results of the withholding, so long as the Operating Partner relies on the Foreign Partner’s representation and warranty contained in this paragraph and withholds taxes and other public duties as prescribed by the laws of Japan and applicable tax treaties.

5.	General Partners will prepare all documents required to comply with FATCA/CRS in a timely manner (if the

Operating Partner designates a due date, no later than such due date), submit such document to the Operating Partner and provide other cooperation as reasonably required (including, without limitation, identity confirmation procedures of General Partners and reporting personal information to Japanese or foreign tax authorities).

6.
The General Partner represents and warrants that the statements made in the documents submitted to the Operating Partner pursuant to the preceding paragraph are true and accurate. If it is discovered that such representation and warranty is not true or correct, the General Partner shall immediately notify the Operating Partner of such fact in writing.

7.
The Operating Partner shall not be liable for tax treatment of any Partner, etc. in connection with contributions to the Partnership, distributions of Partnership Assets or profits resulting from the business of the Partnership, and the Partners shall be responsible for confirming their respective tax treatment.

Chapter 8 Expenses and Fees

Article 26	Expenses

1.	All expenses listed in the following items incurred in connection with the business of the Partnership shall be paid out of the Partnership Assets:

①
Expenses necessary for acquisition of Partnership Assets, a Portfolio Company’s merger, stock exchange, stock transfer, company split, business tie-up or other reorganization, and disposition of the Partnership Assets (including fees for attorneys, certified public accountants, tax accountants and other professionals who are involved in due diligence investigations);

②	Expenses to exercise rights in relation to the Partnership Assets (including expenses to engage a servicer or other third party);

③	Expenses to convene and hold Partners’ meetings and Advisory Board meetings;

④	Expenses set forth in the following items:

(i)	Expenses to prepare accounting books and other accounting records as set forth in Article 20, Paragraph 3;
(ii)	Expenses to prepare and deliver the Financial Statements as set forth in Article 21, Paragraph 1; and
(iii)	Expenses to prepare and deliver the Semi-annual Financial Statements as set forth in Article 21, Paragraph 2;

⑤	Expenses to change the name of the Partnership Assets and otherwise required for perfection, and other expenses incurred to manage the Partnership Assets;

⑥	Expenses for attorneys, certified public accountants, tax accountants, appraisers, advisors and other professionals as reasonably required for the businesses of the Partnership;

⑦
Expenses incurred to comply with laws relating to the business of the Partnership or the expenses necessary for legal proceedings relating to the business of the Partnership (including expenses for lawsuits or other legal proceedings and administrative agency’s inspections or investigations);

⑧
Insurance premiums for insurance in connection with the business of the Partnership (if a director or employee of the Operating Partner assumes the office as director or other officer of a Portfolio Company, including insurance premiums for director liability insurance of such director or employee);

⑨	axes and other public duties incurred in connection with the business of the Partnership (including consumption tax and local consumption tax);

⑩	Expenses necessary for dissolution and liquidation of the Partnership; and

⑪	Other expenses reasonably incurred relating to the Partnership or the management of the business affairs of the Partnership.

2.	If the Operating Partner pays the expenses incurred by the Partnership in connection with the affairs of the Partnership,

the Operating Partner may receive reimbursement out of the Partnership Assets for such payments.

Article 27	Fees for the Operating Partner

1.
The Operating Partner shall receive, in cash, as compensation for the formation of the Partnership, an amount equal to 0.5% of the total Capital Commitment for organizing the Partnership, and each partner shall, upon request by the Operating Partner, pay to the managing partner an amount equal to 0.5% of its own committed capital contribution in cash, separate from the amount of its own Capital Commitment.

2.	Except for the fee set forth in the preceding paragraph, the Operating Partner shall receive no fees for managing the business affairs of the Partnership.

3.
The Operating Partner shall be entitled to receive a commission, fee or other consideration from a Portfolio Company in connection with a Portfolio Investment, or the management or technical guidance or advice or other management support provided by the Operating Partner to a Portfolio Company.

Chapter 9 Changes in the status of a Partner

Article 28	Prohibition of Disposition of Interest

1.
No Partner shall have the right to transfer, pledge, hypothecate or otherwise dispose of its interest in the Partnership Assets for any reasons existing in or out of court; provided, however, that a Partner may transfer its status as a Partner in accordance with the following article.

2.
Any attempted disposition of an interest in the Partnership Assets by a Partner made in violation with the preceding paragraph shall be null and void and the Partnership shall not be liable to any assignee or other third party for such disposition.

Article 29	Transfer of Status as a Partner

1.
A General Partner may not transfer, pledge, hypothecate or otherwise dispose of its status as a Partner for any reasons existing in or out of court without obtaining the written consent of the Operating Partner.

2.
The Operating Partner may not refuse to consent to a transfer by a General Partner of its status as a Partner without reasonable cause. The Operating Partner shall not consent to a transfer that would result in the number of the General Partners being 500 or more after such transfer, and a transfer that fall under any of the items of Article 234, Paragraph 2 of the Cabinet Office Order on Financial Instruments Business, etc.

3.
A General Partner who will transfer its status as a Partner shall cause the proposed transferee to submit a document stating such transferee’s consent to be bound by this Agreement to the Operating Partner no later than a date designated by the Operating Partner.

4.
Notwithstanding the provisions of the preceding paragraphs, if a General Partner transfers its status as a Partner in whole or in part to the Operating Partner or another General Partner, it shall be sufficient to give a 30 days prior written notice to the Operating Partner.

5.
Notwithstanding the provisions of the preceding paragraphs, a General Partner shall be prohibited from transferring its status as a Partner that it has acquired or purchased to any Disqualified Investor. A General Partner shall be prohibited from transferring its status as a Partner that it has acquired or purchased to any Disqualified Investor if such transfer would fall under any of the requirements set forth in each item of Article 234, Paragraph 2, Item 1 or each item of Article 234, Paragraph 2, Item 2 of the Financial Instruments and Exchange Business Ordinance. In respect of a status as a Partner acquired upon its issuance by a General Partner which is a Qualified Institutional Investor, such General Partner and any successor to such General Partner’s status as a Partner shall be prohibited from transferring its status as a Partner to any person other than a Qualified Institutional Investor. In respect of a status as a Partner acquired upon its issuance by a General Partner which is not a Qualified Institutional Investor, such General Partner and any successor to such General Partner’s status as a Partner shall be prohibited from transferring its status as a Partner, unless such status is transferred in its entirety.

6.
If a General Partner transfers its status as a Partner, the General Partner shall notify the proposed transferee of the matters set forth in items below and shall deliver, in advance or concurrently with such transfer, a document stating the notified matters:

①
No registration has been made in accordance with Article 4(1) of the FIEA with respect to the solicitation of an application to acquire the status of a Partner, since such solicitation does not fall under the case prescribed in Article 2(3)(iii) of the FIEA but falls under a “private placement for a small number of investors” as defined in Article 23-13(4) of the FIEA;

②
Partnership Interests that convey the status of a Partner are specified securities that fall under the category of interests in investment business for domestic securities as set forth in Article 1(5-2) of the Cabinet Office Ordinance concerning Disclosure of Details of Specified Securities and also falls under the category of rights as set forth in Article 2(2)(v) of the FIEA.

7.	The Operating Partner may not transfer its status as a Partner without the written consent of all other Partners.

8.
A Partnership Interest that conveys the status of a Partner corresponding to one unit of contribution shall be indivisible. The status of a Partner under this Article may be transferred only in multiples of a unit of contribution.

9.
Any attempted transfer of the status of a Partner by a Partner made in violation with the preceding paragraphs shall be null and void and the Partnership shall not be liable to any assignee or other third party for such transfer.

10.	In the case of merger or company split of a Partner, such Partner’s status as a Partner shall be comprehensively succeeded.

Article 30	Admission of Partners

1.
Until January 10, 2024, the Operating Partner may, on behalf of all Partners, admit any person who is not an Existing Partner. In case of such an admission, the Operating Partner shall, on behalf of all Partners, enter into an admission agreement with such person on such terms and conditions and in such form as the Operating Partner in its discretion deems appropriate (which shall include a clause under which the New Partner consents to be bound by this Agreement).

2.	Except as provided in the previous or this Article, no person may newly become a Partner.

Article 31	Withdrawal of a Partner

1.
Any Partner may only withdraw from the Partnership for unavoidable reasons. A Partner withdrawing pursuant to this paragraph shall give no later than 60 days prior written notice stating the reasons therefor to the Operating Partner, if a General Partner withdraws, or to all General Partners, if the Operating Partner withdraws.

2.	In addition to the case set forth in the preceding paragraph, any Partner shall withdraw from the Partnership if any of the following occurs:

①	Dissolution (except dissolution due to merger);

②	Death (provided, however, that its status as a Partner may be succeeded pursuant to Article 38);

③	Order to commence bankruptcy proceedings;

④	Order to commence guardianship;

⑤	Required withdrawal pursuant to Article 33.

3.	The Operating Partner shall be relieved of any liability that may arise from affairs conducted by it without the knowledge that a General Partner has withdrawn, except in the case of its gross negligence.

Article 32	Death of a Partner

1.
If a Partner who is a natural person dies, his/her heir may succeed to such Partner after providing the Operating Partner with a notice to the effect that such heir succeeds to such Partner’s status as a Partner within 3 months from death, together with materials as separately requested by the Operating Partner; provided, however, that if the Operating Partner reasonably determines that the heir falls under any category of Antisocial Forces or the Operating Partner would, by admitting the heir as a Partner, cease to satisfy the requirements prescribed in Article 63(1) of the FIEA, the Operating Partner may refuse the heir’s succession of such Partner’s status of a Partner.

2.
For the purposes of the main clause of the preceding paragraph, if there is more than one heir, they shall designate one of them as their representative and give the Operating Partner a written notice of such designation.

Article 33	Required Withdrawal of Partners

1.
If any of the following events occur with respect to a Partner, the Operating Partner may withdraw the Partner from the Partnership with a consent of the Partners holding a Number of Partnership Units equal to two-thirds or more of the aggregate Number of Partnership Units of all of the Partners, excluding the Partner in question. In this case, the Partner who effected such expulsion shall promptly notify the Partner of its required withdrawal.

①	If the Partner fails to perform any payment obligation under this Agreement for 90 days or more;

②	If the Partner conducts any act materially undermining confidence such as obstruction of the business of the Partnership without any justifiable reason;

③	If the Partner violates any material obligation under this Agreement.

2.	The provisions of the preceding paragraph shall not prevent any claims for damages against the Partner who is required to withdraw from the Partnership.

Article 34	Interest and Liability of Withdrawing Partner

When a Partner withdraws from the Partnership, it shall receive a refund in an amount equal to the Interest Amount of such Partner at the time of withdrawal. The Operating Partner shall make distributions of cash to such Withdrawing Partner pursuant to Article 24 each time when distributions of the Partnership Assets are made to other Partners pursuant to Article 24, until the aggregate amount of the distributions to such Withdrawing Partner reaches its Interest Amount at the time of withdrawal, and the aggregate of such distributions to the Withdrawing Partner shall constitute the refund of the Interest Amount.

Article 35	Notice of Change in the status of a Partner

In the case of any change of the status as a Partner as prescribed in this Chapter, any General Partner shall promptly notify the Operating Partner of such change in writing.

Chapter 10 Changes in the status of an Operating Partner

Article 36	Prerequisites for the status of an Operating Partner

An Operating Partner must have the status of a Partner.

Article 37	Resignation

An Operating Partner may resign with the consent of all General Partner if there any appropriate reason.

Article 38	Dismissal

If any of the following events occur with respect to an Operating Partner, the Partners may dismiss the Operating Partner from the Partnership with a consent of the General Partners holding a Number of Partnership Units equal to two-thirds or more of the aggregate Number of Partnership Units of all of the Partners:

①	If the Operating Partner fails to perform any payment obligation under this Agreement for 90 days or more;

②	In the course of conducting the business affairs of the Partnership or representing the Partnership, commits a serious illegal act;

③	If the Operating Partner violates any material obligation under this Agreement.

Article 39	Appointment

1.
In the case of the preceding two Articles or if an Operating Partner withdraws pursuant to Article 31, all Partners (excluding the Operating Partners who have resigned or are dismissed) may unanimously appoint a successor Operating Partner from among the Partners.

2.
The Operating Partner who has withdrawn pursuant to Article 31 or Article 37 shall have rights and obligations as the Operating Partner until the earlier of the appointment of a successor Operating Partner pursuant to the preceding paragraph.

3.
The rights and obligation under the Agreement that accrued to the former Operating Partner prior to the appointment of the Operating Partner as set forth in Paragraph 1 shall not be affected by the loss of the status of an Operating Partner.

Chapter 11 Dissolution and Liquidation

Article 40	Dissolution

1.	The Partnership shall be dissolved upon:

①	the expiration of the Partnership Period;

②
the determination by the Operation Partner, with a consent of the General Partners holding a Number of Partnership Units equal to 75% or more of the aggregate Number of Partnership Units of all of the General Partners, that the Partnership has accomplished its business purposes set forth in Article 6 or that it would be impossible to accomplish such business purposes;

③	the number of Partners has decreased to one;

④	the determination of dissolution of the Partnership by unanimous agreement by the Partners; or

⑤	the determination of the Operating Partnership that all General Partners have ceased to be Qualified Institutional Investors and it has become difficult to lawfully manage the Partnership.

2.	No liabilities that any Partner owes to the Partnership before dissolution of the Partnership shall be affected by such dissolution.

Article 41	Appointment of Liquidator

1.	The Operating Partner shall serve as the liquidator of the Partnership if the Partnership is dissolved

2.	The liquidator shall be entitled to receive appropriate compensation for the performance of its services.

Article 42	Power of Liquidator

The liquidator shall have any and all powers necessary to conduct the affairs set forth in the following items and to represent the Partnership in and out of a court:

①	Completion of pending affairs;

②	Collection of receivables and repayment of debts;

③	Distribution to the Partners of any residual assets of the Partnership; and

④	Any other actions necessary for the affairs set forth in the preceding items.

Article 43	Liquidation Procedures

1.
The liquidator shall, without delay after assuming office, investigate the current conditions of the Partnership Assets, prepare a list of assets and a balance sheet, develop a specific plan for the disposition of assets and send these documents to the Partners. The liquidator may appoint, at the expenses of the Partnership, lawyers, certified public accountants, tax accountants, appraisers, advisors or other professionals for the investigation of the current conditions and calculation of values of the Partnership Assets.

2.
The liquidator shall, promptly after assuming office, distribute to the Interested Partners any remaining Partnership Assets after repayment of all debts of the Partnership and expenses necessary for liquidation procedures in accordance with ratio of distribution of Partnership Assets to the Interested Partners as set forth in Articles 24, Paragraph 2; provided, however, that if the existence or amount of any debt is disputed, the liquidator may distribute the assets remaining after reserving such assets as the liquidator deems to be necessary for repayment of such debt. Any other matters relating to the liquidation shall be conducted in such manner as the liquidator deems appropriate in its discretion.

3.	The provisions of Articles 5(2) and (3), 11, 12, 15(2), (3) and (6) to (10), 17, 19, 25, 26, 29, 45, 46, 47 and 53(1)to(3) shall apply mutatis mutandis to the liquidator.

Article 44	Method of Liquidation

1.	Upon dissolution of the Partnership, the liquidator may shall distribute any Portfolio Security that remains in the residual assets of the Partnership pursuant to any of the following method:

①	Distribution of the proceeds from the sale of the Portfolio Security after the deduction of expense and taxes and other public duties required for the sale.

2.	The provisions of Articles 24(5) to (7) shall apply mutatis mutandis to distribution under the preceding paragraph.

Chapter 12 Miscellaneous

Article 45	Permissions, etc.

1.
If, in connection with the Partnership’s acquisition or Disposition of any Portfolio Security of a Portfolio Company, any permission, license, approval, filing, report or any other procedures is required with respect to any Partner pursuant to applicable laws of Japan or any foreign country, the Partner shall conduct such procedures by itself or in accordance with the Operating Partner’s instructions and report the completion of such procedures to the Operating Partner promptly after they are completed. In such case, the Operating Partner shall have the power to conduct such procedures on behalf of the Partner at the Partner’s cost and the Partner shall cooperate with the Operating Partner.

2.
If the Operating Partner becomes aware that the procedures set forth in the preceding paragraph are required to be taken prior to the acquisition or Disposition of any Portfolio Security, then the Operating Partner shall not acquire or make Disposition of the Portfolio Security until the completion of the procedures.

3.
A Partner shall comply with rules and regulations applicable to the Partners in connection with the business of the Partnership. The Operating Partner shall have the power to conduct procedures required for any Partner at such Partner's cost to the extent reasonably possible.

Article 46	Notice and Bank Account

1.
All notices or demands to be given or made under this Agreement shall be (and shall be sufficient if) delivered by hand or sent or transmitted by mail, postage prepaid (if to any foreign country, by airmail) or facsimile (however, promptly confirmed by mail), to the addresses or facsimile numbers of each Partner as specified in Exhibit 1 attached hereto (or any other address or facsimile number changed by a Partner from time to time and notified by it to the Operating Partner in accordance with the manner under this paragraph). A notice or demand under this paragraph shall be deemed to have reached 3 days from the day of dispatch, if sent by mail, or at the time of transmission, if sent by facsimile.

2.
Payment and receipt of funds between the Partnership and a Partner pursuant to this Agreement shall be (and shall be sufficient if) remitted to the Partner’s bank account as specified in Exhibit 1 attached hereto (or any other bank account changed by the Partner from time to time and notified by it to the Operating Partner in accordance with the manner under the preceding paragraph).

3.	Fees for remittance under the preceding paragraph shall be borne by payer.

Article 47	Confidentiality

1.
Each General Partner shall not disclose or divulge to any third party or use other than for the purpose set forth in this Agreement: (i) information received from the Partnership, other Partners or any Portfolio Company in connection with the Partnership and (ii) information (including the Financial Statements and Semi-annual Financial Statements set forth in Article 21) acquired pursuant to this Agreement, based on its status as a General Partner or upon exercise of any right given to a General Partner under this Agreement; provided, however, that such information shall not include information that: (i) is already in the public domain at the time of receipt; (ii) is held by such General Partner at the time of receipt; (iii) enters the public domain due to any event not attributable to such General Partner after its receipt; (iv) is duly acquired by such General Partner from a third party that does not owe any confidential duty; and (v) is approved by the Operating Partner to be disclosed.

2.
The Operating Partner shall not disclose or divulge to any third party or use other than for the purpose set forth in this Agreement: (i) information received from any General Partner in connection with the Partnership and (ii) information regarding any General Partner acquired pursuant to this Agreement, based on its status as Operating Partner or upon exercise of any right given to the Operating Partner under this Agreement; provided, however, that such information shall not include information that: (i) is already in the public domain at the time of receipt; (ii) is held by the Operating Partner at the time of receipt; (iii) enters the public domain due to any event not attributable to the Operating Partner after its receipt; (iv) is duly acquired by the Operating Partner from a third party that does not owe any confidential duty; and (v) is approved by the relevant General Partner to be disclosed.

3.
Notwithstanding the preceding two paragraphs, the Operating Partner and the General Partners may disclose information, if (a) any Partner, the Partnership or any Portfolio Company is required to make such disclosure by laws, administrative agencies, courts, financial instruments exchanges or authorized financial instruments firm associations, (b) disclosure is required for a securities underwriting company’s examination for the purpose of listing or a registration as over-the-counter securities of the Portfolio Securities, or (c) disclosure is made to lawyers, certified public accountants and tax accountants, and appraisers, advisors and other professionals that are subject to confidentiality obligations equivalent to those prescribed in the preceding two paragraphs.

4.
A Partner shall ensure that its officers, employees and agents comply with the obligation prescribed in the preceding three paragraphs. A violation of any such obligations by any officer, employee or agent of a Partner shall be deemed as such Partner’s violation of the obligations set forth in the preceding three paragraphs.

5.	If any Partner causes damages or losses to the Partnership in violation with this Article due to its willful misconduct or negligence, the Partner shall compensate such damages or losses.

Article 48	Confirmation concerning the Financial Instruments and Exchange Act, etc.

1.
Each General Partner hereby confirms that the Operating Partner has notified it that no registration has been made in accordance with Article 4(1) of the FIEA with respect to the solicitation of an application to acquire the status of a Partner, since such solicitation does not fall under the case prescribed in Article 2(3)(iii) of the FIEA but falls under a “private placement for a small number of investors” as defined in Article 23-13(4) of the FIEA.

2.
Each General Partner hereby confirms that the Operating Partner has notified it that Partnership Interests that convey the status of a Partner (i) are specified securities that fall under the category of interests in investment business for domestic securities as set forth in Article 1(5-2)(a) of the Cabinet Office Ordinance concerning Disclosure of Details of Specified Securities and also (ii) fall under the category of rights as set forth in Article 2(2)(v) of the FIEA.

3.
Each General Partner hereby confirms that this document is a document as set forth in Article 23-13(5) of the FIEA and that it received this document by retaining one counterpart of this Agreement after affixing its signature or name and seal on this Agreement.

4.
Each General Partner hereby confirms by this Agreement that it has received from the Operating Partner, prior to the execution of this Agreement, a document stating the matters set forth in Article 63(11) and each item of Article 37-3, Paragraph 1 of the Financial Instruments and Exchange Act, and each item of Article 82, Article 83(1) and each item of Article 87, Paragraph 1of the Financial Instruments Business Ordinance. However, this shall not apply if the proviso of Article 37-3(1) of the Financial Instruments and Exchange Act applies or if the General Partner is a Professional Investor (including a person deemed to be a Professional Investor under Article 34-3(4) or 34-4(6) of the said Act, hereinafter the same).

5.
Upon execution of this Agreement, the General Partner confirms by this Agreement that it has received from the Operating Partner the document set forth in Paragraph 1 of Article 63, Paragraph 11 and Article 37-4 of the Financial Instruments and Exchange Act or information regarding the matters described in such document, in accordance with the provisions of Article 63, Paragraph 11 and Article 37-4 of the same Act. However, this shall not apply if the proviso of Paragraph 1 of said Article applies or if the General Partner is a Professional Investor.

6.
The General Partner hereby confirms that it was notified by the Operating Partner prior to the execution of this Agreement that a General Partner who falls under Article 2, Paragraph 31, Item 4 of the Financial Instruments and Exchange Act may make an offer pursuant to Article 34 of the said Act (an offer requesting that they be treated as a client other than a Professional Investor) and that they have not made such an offer.

7.
Each General Partner hereby confirms that it has received from the Operating Partner a sufficient explanation in respect of important matters as set forth in Article 4(1) of the Act on Sales, etc. of Financial Instruments (Act No. 101 of 2000, as amended), such as that there is a risk of loss of principal in connection with contribution to the Partnership under this Agreement, and a document stating such important matters. However, this shall not apply if the General Partner is a Qualified Institutional Investor.

8.
Each General Partner hereby confirms that the matters stated in its respective certificate of registered incorporation matters of such General Partner or other identification document that such General Partner presents to the Operating

Partner in connection with executing this Agreement pursuant to Article 4(1) of the Act concerning Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007, as amended) and Articles 3 and 4 of the Ordinance for Enforcement of the Act concerning Prevention of Transfer of Criminal Proceeds (Ordinance of Cabinet Office, Ministry of Internal Affairs and Communications, Ministry of Justice, Ministry of Finance, Ministry of Health, Labour and Welfare, Ministry of Agriculture, Forestry and Fisheries, Ministry of Economy, Trade and Industry and Ministry of Land, Infrastructure, Transport and Tourism No. 1 of 2008, as amended) are correct on the Effective Date.

9.
Each General Partner agrees that the capital contribution and other money required to be paid under this Agreement are not the proceeds of any crime and that it is not a crime under the Act on Punishment of Organized Crimes and Control of Criminal Proceeds (Act No. 136 of 1999, as amended) or the Act on Special Provisions, etc. of the Narcotics and Psychotropics Control Act (Act No. 94 of 1991, as amended) for the purpose of preventing acts that promote illicit activities related to controlled substances under international cooperation. If it becomes aware that the Partner it is subject to such restrictions, it shall immediately report to the Operating Partner to that effect and the details thereof, and shall ascertain and confirm the facts relating to such information and report them as soon as possible.

Article 49	Special Provisions concerning Specially Permitted Businesses for Qualified Institutional Investor, etc.

1.	Each General Partner represents and warrants to the Operating Partner that it does not fall under any category of Disqualified Investor on the day that it becomes a Partner.

2.
Each General Partner shall not fall under any category of Disqualified Investor while it is a Partner and, if it is discovered that the representation and warranty given under the preceding paragraph is not true or correct or that it has become a Disqualified Investor, it shall immediately notify the Operating Partner.

3.	A General Partner who is admitted to the Partnership as a Qualified Institutional Investor represents and warrants that it is a Qualified Institutional Investor on the day when it becomes a Partner.

4.
Each General Partner set forth in the preceding paragraph shall continue to be a Qualified Institutional Investor while it is a Partner, except where there is any change of laws or regulations or the prior written consent of the Operating Partner. If it is discovered that the representation or warranty given under the preceding paragraph is not true or correct or that it has ceased to be a Qualified Institutional Investor, it shall immediately notify the Operating Partner.

5.
A General Partner who is admitted to the Partnership as persons other than Qualified Institutional Investors shall represent and warrant to the Managing Partner that they are Qualified Institutional Investor as of the date they become members.

6.
The Operating Partner represents and warrants to the General Partner that, as of the execution of this Agreement, it does not fall under any of the provisions of Article 63, Paragraphs 7, Item 1, (a) through (e) of the Financial Instruments and Exchange Act.

7.
The managing partner shall not fall under any of the provisions of Article 63, Paragraphs 7, Item 1, (a) through (e) of the Financial Instruments and Exchange Act while holding the status of Operating Partner.

Article 50	Elimination of Anti-social Forces, etc.

1.
Each Partner represents and warrants that they, their officers and those substantially involved in their management do not fall under the category of any Anti-social Force, and that they do not fall under any of the following categories, and covenant that they will not fall under any of the following categories in the future:

①	a person having such relationship with Anti-social Forces that shows the Anti-social Forces’ control over the person’s management;

②	a person having such relationship with Anti-social Forces that shows the Anti-social Forces’ substantial involvement in the person’s management;

③	a person having such relationship with Anti-social Forces that shows reliance on the Anti-social Forces for the purpose of unfairly benefiting itself or third parties, or of damaging third parties;

④	a person having such relationship with Anti-social Forces that shows provision of funds, benefits or services from the person to the Anti-social Forces; or

⑤	a person where any of the board members or other personnel substantially involved in its management is engaged in socially condemnable relationship with the Anti-social Forces.

2.	Each Partner covenant that they will not take any of the following actions by themselves or through the use of a third party:

①	a demand with violence;

②	an unreasonable demand beyond its legal entitlement;

③	use of intimidating words or actions in relation to transactions;

④	an action to defame the reputation or interfere with the business of the Partnership by spreading rumor, using fraudulent means or resorting to force; or

⑤	other equivalent actions of above.

3.
If it is discovered that, while it is as a Partner, itself, its directors or any person substantially involved in its management falls under Anti-social Forces or any of the items of Paragraph 1, or commits any act falling under any of the items of the preceding paragraph, or makes a false declaration with respect to its representations and warranties or covenants pursuant to Paragraph 1, it shall immediately notify the Operating Partner (or all General Partners in the case of Operating Partners) of such fact and the details thereof, and ascertain and confirm the facts immediately.

4.
When entering into an investment agreement with a Portfolio Company, the Operating Partner shall cause the Portfolio Company to make the same representations, warranties and assurances as those owed by the Partners in Paragraphs 1 and 2.

Article 51	Indemnification due to Violation of Representation or Warranty

A Partner shall indemnify the Partnership and any Indemnified Party from and against expenses, damages or losses incurred or suffered by the Partnership or such Indemnified Party (including repayment of the debts of the Partnership out of its own assets) arising from any of the representations or warranties given by such Partner pursuant to Article 25(4) or (7), Article 49(1), (3) or (5), Article 50(1) being untrue or incorrect or any breach by such Partner of any provision of Article 25(3) through (7), 48(8), (9) or 49 or 50.

Article 52	Amendments to this Agreement

1.
This Agreement may be amended by the Operating Partner, in its discretion, from time to time, with the consent of the General Partners holding a Number of Partnership Units equal to two-thirds or more of the aggregate Number of Partnership Units of all of the General Partners; provided, however, that a Partner’s Capital Commitment may not be changed without the consent of such Partner.

2.
Notwithstanding the preceding two paragraphs, the Operating Partners may, without the consent of the General Partners, amend this Agreement to: (i) increase its obligations or reduce its rights; and (ii) cure any manifest error of any provisions of this Agreement.

Article 53	Effectiveness and Severability of this Agreement

1.	If any of the provision of this Agreement is held to be invalid, the other remaining provisions hereof shall not be affected thereby and shall remain effective.

2.	Even if this Agreement is held to be invalid with respect to, or cancelled by, any Partner, this Agreement shall be in full force and effect with respect to the other Partners.

Article 54	Language, Governing Law and Jurisdiction

1.
This Agreement shall be prepared in Japanese. If any translation of this Agreement is prepared and there is any inconsistency or difference in construction or intention between the translated version and the Japanese originals, the Japanese originals shall prevail.

2.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

3.	The Tokyo District Court shall be the court of the first instance with exclusive jurisdiction over any dispute arising from or related to this Agreement.

(End of provisions)

IN WITNESS WHEREOF, the Partners have executed this Agreement in one original copy thereof dated as of December 25, 2023 by affixing their respective signatures or names and seals, and the Operating Partner shall retain such executed copy and the General Partners shall retain counterparts thereof.

Partner

9th floor, Sumitomo Fudosan Aobadai Tower, 3-6-28 Aobadai, Meguro-ku, Tokyo
ZUU Funders Co., Ltd.
Representative: Kazumasa Tomita

Partner

1-3-1-4105 Minami-Aoyama, Minato-ku, Tokyo
Shuichi Takenaga

Attachment 1

List of Partners

Name of Person or Entity	Address	Telephone Number Facsimile Number	Bank Account	Designation as Operating Partner or General Partner	Number of Partnership Units
Shuichi Takenaga	1-3-1-4105 Minami-Aoyama, Minato-ku, Tokyo Shuichi Takenaga	090-3103-8719 shu.takenaga@gmail.com	Mitsui Banking Corporation Mita-dori Branch 7933088	General Partner	20 Units
ZUU Funders Co., Ltd.	9th floor, Sumitomo Fudosan Aobadai Tower, 3-6-28 Aobadai, Meguro-ku, Tokyo	03-4405-6100 kazumasa.tomita@zuuonline.com	Sumitomo Mitsui Banking Corporation Shibuya Third Corporate Sales Department	Operating Partner	13 Units